UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

Current Report

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2011

FIRST CALIFORNIA FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)
Delaware	000-52498	38-3737811
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3027 Townsgate Road, Suite 300 Westlake Village, CA 91361
(Address of principal executive offices) (Zip Code)
(805) 322-9655
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On February 25, 2011, First California Financial Group, Inc., or the Company, filed a Current Report on Form 8-K, or the Original Report, to report that its wholly-owned subsidiary, First California Bank, or the Bank, had assumed certain liabilities and acquired certain assets and substantially all of the operations of the assets of San Luis Trust Bank located in San Luis Obispo, California, from the Federal Deposit Insurance Corporation, or the FDIC, as receiver for San Luis Trust Bank, or the San Luis Acquisition. In the Original Report, the Company indicated that it would amend such report at a later date to provide financial information to the extent required by Item 9.01 of Form 8-K. This Current Report on Form 8-K/A is being filed to update the disclosures in Item 2.01 of the Original Report and to provide financial information to the extent required by Item 9.01 thereof. As permitted by a request for waiver submitted to the Securities and Exchange Commission, or the SEC, in accordance with the guidance provided in Staff Accounting Bulletin Topic 1:K, Financial Statements of Acquired Troubled Financial Institutions, or SAB 1:K, the Company has omitted certain financial information of San Luis Trust Bank required by Rule 8-04 of Regulation S-X and the related pro forma financial information required under Rule 8-05 of Regulation S-X.  SAB 1:K provides relief from the requirements of Rule 8-04 and Rule 8-05 of Regulation S-X under certain circumstances, including a transaction such as the San Luis Acquisition, in which the registrant engages in an acquisition of a troubled financial institution for which audited financial statements are not reasonably available and in which federal assistance is an essential and significant part of the transaction.

Statements made in this Current Report on Form 8-K/A, other than those concerning historical financial information, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements regarding the Company’s expectations concerning its financial condition, operating results, cash flows, earnings, net interest margin, net interest income, efficiencies achieved through combination of operational processes, liquidity, and capital resources. A discussion of risks, uncertainties and other factors that could cause actual results to differ materially from management’s expectations is set forth in this Current Report on Form 8-K/A and exhibits hereto, and under the captions “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Item 2.01.                      Completion of Acquisition or Disposition of Assets.

Effective February 18, 2011, the Bank assumed certain liabilities and acquired certain assets and substantially all of the operations of San Luis Trust Bank from the FDIC as receiver for San Luis Trust Bank, pursuant to the terms of a purchase and assumption agreement entered into by the Bank and the FDIC on February 18, 2011, or the Purchase Agreement. The San Luis Acquisition included the one branch of San Luis Trust Bank, which became a branch of the Bank upon consummation of the San Luis Acquisition.

As a result of the San Luis Acquisition, the Bank acquired, received, and recognized certain assets with an estimated fair value of approximately $365 million, including $139 million of loans, $70 million of a FDIC shared-loss asset, $99 million of cash and federal funds sold, $41 million of securities, $11 million of foreclosed property and $5 million of other assets. Liabilities with an estimated fair value of approximately $345 million were also assumed and recognized, including $266 million of deposits, $62 million of Federal Home Loan Bank advances, $15 million in a deferred tax liability, $3 million of a FDIC shared-loss liability and $0.4 million of other liabilities. The estimated fair values of the assets acquired and liabilities assumed were determined based on the requirements of Financial Accounting Standards Board Accounting Standards Codification, or the FASB ASC, Topic 820: Fair Value Measurements and Disclosures. The foregoing fair value amounts are subject to change for up to one year after the closing date of the San Luis Acquisition as additional information relative to closing date fair values becomes available. The amounts are also subject to adjustments based upon final settlement with the FDIC. In addition, the tax treatment of FDIC-assisted acquisitions is complex and subject to interpretations that may result in future adjustments of deferred taxes as of the acquisition date. The disclosure set forth in this Item 2.01 reflects the status of these items to the best of management’s knowledge as of May 6, 2011, the filing date of this Current Report on Form 8-K/A. The terms of the Purchase Agreement provide for the FDIC to indemnify the Bank against certain claims, including claims with respect to liabilities and assets of San Luis Trust Bank or any of its affiliates not assumed or otherwise purchased by the Bank and certain other types of claims identified in the Purchase Agreement.

The Bank paid no cash or other consideration to acquire San Luis Trust Bank. In connection with the San Luis Acquisition, the Bank and the FDIC entered into shared-loss agreements to cover expected losses on acquired loans and foreclosed loan collateral, or Covered Assets. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank for 80 percent of losses with respect to Covered Assets. The Bank will reimburse the FDIC for 80 percent of recoveries with respect to losses for which the FDIC paid the Bank 80 percent reimbursement under the shared-loss agreements.

The shared-loss agreement for commercial and single family residential loans are in effect for five years and ten years, respectively, from the February 18, 2011 acquisition date, and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.

In March 2021, approximately ten years following the acquisition date, the Bank is required to perform a calculation and determine if a payment to the FDIC is necessary. The payment amount will be 50 percent of the excess, if any, of (i) 20 percent of the intrinsic loss estimate ($99.0 million) minus (ii) the sum of (a) 20 percent of the net loss amount, plus (b) 25 percent of the asset discount bid ($58.0 million), plus (c) 3.5 percent of total loss share assets at acquisition. At February 18, 2011, the Bank estimated a liability, on a present value basis, of $2.6 million under this provision.

The Bank did not immediately acquire all the banking facilities, leases, or furniture or equipment of San Luis Trust Bank as part of the Purchase Agreement. However, the Bank has the option to purchase or lease the banking facilities and furniture and equipment from the FDIC. The term of these options expires 90 days after February 18, 2011, unless extended by the FDIC. Acquisition costs of the banking facilities and furniture and equipment will be based on current appraisals and determined at a later date. Currently, the banking facility and equipment are being leased from the FDIC on a month-to-month basis.

The foregoing summary of the Purchase Agreementm including the shares-loss agreements, is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement and certain exhibits attached thereto, a copy of which was previously filed as Exhibit 2.1 to the Original Report and is incorporated by reference into this Item 2.01.

Item 9.01.                      Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Discussion

As set forth in Item 2.01 above, on February 18, 2011, the Bank assumed certain liabilities and acquired certain assets and substantially all of the operations of San Luis Trust Bank pursuant to the Purchase Agreement. A narrative description of the anticipated effects of the San Luis Acquisition on the Company’s financial condition, liquidity, capital resources and operating results is presented below. This discussion should be read in conjunction with the historical financial statements and the related notes of the Company, which have been filed with the SEC. A significant element of the San Luis Acquisition are the shared-loss agreements between the Bank and the FDIC. Under the shared loss agreement with the FDIC, the FDIC will reimburse the Bank for a substantial portion of any future losses on loans and foreclosed property. We refer to the acquired assets subject to the shared-loss agreements collectively as Covered Assets. Under the terms of such shared-loss agreements, the FDIC will absorb 80 percent of losses and share in 80 percent of loss recoveries on the Covered Assets.

The San Luis Acquisition increased the Bank’s total assets and total deposits, which are expected to positively affect the Bank’s operating results, to the extent the Bank can deploy the cash and cash equivalents acquired into interest earning assets in a reasonable timeframe and to the extent the Bank earns more from interest earned on its assets than it pays in interest on deposits and borrowings. The ability of the Bank to successfully collect interest and principal on loans acquired will also impact the Bank’s cash flows and operating results.

The Company has determined that the San Luis Acquisition constitutes a business acquisition as defined by FASB ASC Topic 805: Business Combinations and, therefore, is accounted for under the acquisition method of accounting.  Accordingly, the assets acquired and liabilities assumed as of February 18, 2011 are presented at their estimated fair values in the tables contained within the “Financial Condition” section of the Report as required by that topic. In many cases, the determination of these fair values requires management to make estimates about discount rates, future expected cash flows, market conditions and other future events that are highly subjective in nature and subject to change. These fair value estimates are subject to change for up to one year after the closing date of the acquisition as additional information relative to closing date fair values becomes available.

Financial Condition

In the San Luis Acquisition, the Bank acquired loans at an estimated fair value of $139 million. This amount represents approximately 13 percent of the Company’s total loans (net of the allowance for loan losses) at March 31, 2011.  The Bank also acquired cash and federal funds sold of $99 million, securities at an estimated fair value of $41 million, foreclosed property at an estimated fair value of $11 million and other assets of $5 million.

Approximately $20 million in net after-tax gain, $70 million of an FDIC shared-loss asset and $0.3 million of a core deposit intangible were recorded in connection with this transaction. The following table presents the book values and estimated fair values of assets acquired and liabilities assumed as of February 18, 2011:

	February 18, 2011
	Book	Fair
(In thousands)	Value	Value
Assets Acquired:
Cash and cash equivalents	$98,820	$98,820
Securities	40,972	40,972
Covered loans	220,686	138,792
Covered foreclosed property	19,084	11,052
FDIC shared-loss asset	-	70,293
Other assets	5,255	5,510
Total assets acquired	384,817	365,439

Liabilities Assumed:
Deposits	265,381	266,149
FHLB advances	61,000	61,541
FDIC shared-loss liability	-	2,564
Deferred income taxes	-	14,594
Other liabilities	437	437
Total liabilities assumed	326,818	345,285
Net assets acquired (after-tax gain)		20,154
Total liabilities and net assets acquired		$365,439

Securities

The following table presents a summary of yields and contractual maturities of the securities acquired at February 18, 2011.

	One Year Through Five Years		Over Ten Years		Total
	Amount	Yield	Amount	Yield	Amount	Yield
	(Dollars in thousands)
U.S. government agency notes:
Federal Home Loan Bank notes	$-	-	$25,279	4.56%	$25,279	4.56%
Federal Farm Credit Bank notes	-	-	9,693	4.42%	9,693	4.42%

Federal Home Loan Bank time deposits	6,000	0.04%	-	-	6,000	0.04%
Total securities available-for-sale	$6,000	0.04%	$34,972	4.52%	$40,972	3.86%

In addition, the Bank acquired $4.1 million in Federal Home Loan Bank of San Francisco stock which is reported in Other Assets.

Covered Loans

The composition of loans covered by the shared-loss agreement at February 18, 2011 is as follows:

Covered Loan Category	Amount
(Dollars in thousands)
Construction and land	$62,999
Single family	59,253
Commercial real estate	41,211
Consumer	27,694
Multifamily	26,220
Commercial	3,309
Total unpaid principal balances	220,686
Discount resulting from acquisition date fair value adjustment	(81,894)
Total net loans	$138,792

At February 18, 2011, the Bank’s estimated fair value of the loan portfolio acquired in the San Luis Acquisition was $139 million, which represented the expected discounted cash flows from the portfolio. In estimating such fair value, the Bank (a) calculated the contractual amount and timing of undiscounted principal and interest payments, or the undiscounted cash flows, and (b) estimated the amount and timing of undiscounted expected principal and interest payments, or the undiscounted expected cash flows. For the loans considered to have probable credit deterioration, the amount by which the undiscounted expected cash flows exceeds the estimated fair value, or the accretable yield, will be accreted into interest income over the life of the loans. The difference between the undiscounted contractual cash flows and the undiscounted expected cash flows is the nonaccretable difference. The nonaccretable difference represents an estimate of the credit risk in San Luis Trust Bank’s loan portfolio at the acquisition date.

At February 18, 2011, the unpaid principal balance of acquired loans which were considered to have probable credit deterioration totaled $79 million, for which the Company has elected to apply an accounting policy based on expected cash flows. The estimated fair value of loans accounted for based on expected cash flows is $21 million.

At February 18, 2011, the unpaid principal balance of acquired loans that did not have probable credit deterioration was $141 million with an estimated fair value of $117 million. The discount of $24 million will be amortized on a level-yield basis over the economic life of the loans.

Acquired loans will be reviewed each reporting period to determine whether any changes have occurred in expected cash flows that would result in a reclassification from nonaccretable difference to accretable yield. In addition, if undiscounted expected cash flows decline as a result of subsequent analyses, the difference will be recorded in the allowance for loan losses with a charge to provision for loan losses.

The following table presents the balance at estimated fair value of performing and non-performing loans by each major category of covered loans acquired in the San Luis Trust Bank acquisition as of February 18, 2011.

(Dollars in thousamds)
Performing:
Construction and land	$47,199
Single family	15,283
Commercial real estate	48,354
Consumer	27,184
Commercial	3,309
Total performing loans	141,329
Discount resulting from acquisition date fair value	(23,969)
Net performing loans	117,360

Non-performing:
Construction and land	15,800
Single family	43,970
Commercial real estate	19,077
Consumer	510
Commercial	-
Total non-performing loans	79,357
Discount resulting from acquisition date fair value	(57,925)
Net non-performing loans	21,432
Net loans covered under shared-loss agreement	$138,792

In connection with the San Luis Acquisition, the Bank and the FDIC entered into shared-loss agreements to cover expected losses on acquired loans and foreclosed loan collateral, or Covered Assets. Pursuant to the terms of the shared-loss agreements, the FDIC is obligated to reimburse the Bank for 80 percent of losses with respect to Covered Assets. The Bank will reimburse the FDIC for 80 percent of recoveries with respect to losses for which the FDIC paid the Bank 80 percent reimbursement under the shared-loss agreements.

The shared-loss agreement for commercial and single family residential loans are in effect for five years and ten years, respectively, from the February 18, 2011 acquisition date, and the loss recovery provisions for such loans are in effect for eight years and ten years, respectively, from the acquisition date.

As part of the loan portfolio and foreclosed property fair value estimations, we established an FDIC shared-loss asset of $70.3 million, which represents the present value of the estimated losses on Covered Assets to be reimbursed by the FDIC. The FDIC shared-loss asset will be reduced as losses are recognized on Covered Assets and shared-loss cash payments are received from the FDIC. Realized losses in excess of acquisition estimates will increase the FDIC shared-loss asset. Conversely, if realized losses are less than acquisition date estimates, the FDIC shared-loss asset will be reduced by a charge to earnings.

Covered loans under shared-loss agreements with the FDIC are reported in loans exclusive of the estimated FDIC shared-loss asset. The loans acquired in the San Luis Acquisition are and will continue to be subject to the Bank’s internal and external credit review. As a result, if and when credit deterioration is noted subsequent to the February 18, 2011 acquisition date, such deterioration will be measured and a provision for credit losses will be charged to earnings and a reserve will be established; further, a partial offset of such amount will be credited to FDIC shared-loss noninterest income reflecting the increase to the FDIC shared-loss asset.

Loan Maturities

The following table presents the contractual maturity analysis with respect to certain categories of acquired loans as of February 18, 2011. The amounts shown in the table are unpaid principal balances.

		Over
	One Year	One to	Over
Loan Category	or Less	Five Years	Five Years	Total
	(Dollars in thousands)
Construction and land	$31,575	$19,444	$11,980	$62,999
Single family	12,517	21,120	25,616	59,253
Commercial real estate	8,983	14,780	17,448	41,211
Consumer	3,753	11,378	12,563	27,694
Multifamily	11,696	4,815	9,709	26,220
Commercial	316	2,392	601	3,309
Total	$68,840	$73,929	$77,917	$220,686

The expected life may be shorter or longer depending on prepayments and the timing of resolutions of credit-impaired loans.

Nonperforming assets

The following table presents covered loans that would normally be considered nonaccrual, except for the accounting requirements regarding purchased impaired loans, and covered foreclosed property covered by the shared-loss agreement at February 18, 2011.

Amount
(In thousands)
Covered nonaccrual loans	$21,432
Covered foreclosed property	11,052
Total covered nonperforming assets	$32,484

Under the terms of the shared-loss agreement with the FDIC, the FDIC will absorb 80 percent of losses and 80 percent of loss recoveries on the covered assets. The shared-loss agreement significantly reduces our exposure to credit losses.

Acquired Deposits

The San Luis Acquisition increased the Bank’s deposits by $266 million at February 18, 2011. Under the terms of the Purchase Agreement, the Bank was permitted to re-price and repay deposits assumed, including time deposits, which the Bank elected to do for $19.7 million of time deposits that were outstanding as of the acquisition date.

In determining the valuation amount, deposits were analyzed based on factors such as type of deposit, deposit retention, interest rates, age of deposit relationships, and the maturities of time deposits.

In the San Luis Acquisition, the Bank recognized an estimated fair value adjustment on certificates of deposit accounts in the amount of $768 thousand, which increased the estimated fair value of certificates of deposit assumed.

The following table presents the composition of deposit liabilities assumed at February 18, 2011.

	Amount	Rate
(Dollars in thousands)
Noninterest bearing deposits	$41,245	-
Interest bearing deposits:
Savings	848	0.55%
Time deposits:
Retail time deposits	49,381	1.60%
Wholesale time deposits	173,907	1.49%
Total time deposits	223,288	1.52%
Total interest bearing deposits	224,136	1.52%
Total gross deposits	265,381	1.28%
Time deposits fair value adjustment	768	-
Total net deposits	$266,149

At February 18, 2011, scheduled maturities of time deposits were as follows:

Amount
(Dollars in thousands)
2011	$189,633
2012	32,478
2013	1,140
2014	37
Total time deposits	$223,288

In its assumption of the deposit liabilities, the Bank determined that the customer relationships associated with the non-maturity deposits have intangible value. The Bank determined the estimated fair value of a core deposit intangible asset totaling approximately $255,000, which will be amortized based on an accelerated basis over 10 years. The Company does not expect the certificate of deposit premium or the core deposit intangible asset acquired or their amortization to have a material effect upon future results of operations, liquidity or capital resources.

Acquired Borrowings

The San Luis Acquisition increased the Bank’s FHLB advances by $62 million on February 18, 2011.  The Bank recognized an estimated fair value adjustment to increase the amount of FHLB advances by approximately $541 thousand, which was determined based upon the contractual maturities and interest rates of the advances.  This premium will be recognized on a straight line basis over the contractual lives of the advances. The contractual maturities of the acquired FHLB advances are as follows: $47.1 million in 2011, $7.1 million in 2012 and $7.3 million in 2013.

Operating Results and Cash Flows

The San Luis Acquisition was attractive to the Company for a variety of reasons, including:

-	Expansion of the Company’s footprint into the California central coast region;
-	The protection from loan and foreclosed property losses afforded by the shared-loss agreements with the FDIC.

Based on these and other factors, the Company expects that the San Luis Acquisition will not have a material effect on its operating results in the near term. The Company believes in the long-term that the transaction will improve the Company’s net interest income, as the Company earns more from interest earned on its loans and investments than it pays in interest on deposits and borrowings.

The extent to which the Company’s operating results may be adversely affected by the acquired loans is offset, to a significant extent, by the related discounts reflected in the estimated fair value of these assets at the acquisition date. In accordance with the provisions of FASB ASC Topic 310-30, Receivables, the estimated fair values of the acquired loans reflect an estimate of expected losses related to the acquired loans. As a result, the Bank’s operating results would only be adversely affected by loan losses of the acquired loans to the extent that such losses exceed the expected losses reflected in the estimated fair value of the acquired loans at the acquisition date. In addition, to the extent that the stated interest rate on acquired loans was not considered a market rate of interest at the acquisition date, appropriate adjustments to the acquisition-date estimated fair value were recorded. These adjustments mitigate the risk associated with the acquisition of loans earning a below market rate of return.

The shared-loss agreement will likely have a material impact on the cash flows and operating results of the Bank in both the short-term and the long-term. In the short-term, it is likely that there will be a significant amount of the covered loans that will experience deterioration in payment performance or will be determined to have inadequate collateral values to repay the loans. In such instances, the Bank will likely no longer receive payments from the borrowers, which will impact cash flows. The shared-loss agreement may not fully offset the financial effects of such a situation. However, if a loan is subsequently charged off or charged down after the Bank exhausts its best efforts at collection, the shared-loss agreement will cover a substantial portion of the loss associated with the covered assets.

The effects of the shared-loss agreement on cash flows and operating results in the long-term are likely to be similar to the short-term effects described above. The long-term effects that the Bank may experience will depend primarily on the ability of the borrowers under the various loans covered by the shared-loss agreement to make payments over time. As the shared-loss agreement covers up to a ten-year period, changing economic conditions will likely impact the timing of future charge-offs and the resulting reimbursements from the FDIC. The Bank believes that any recapture of interest income and recognition of cash flows from borrowers or received from the FDIC may be recognized unevenly over this period, as the Bank exhausts its collection efforts under its normal practices. In addition, the Bank recorded substantial discounts related to the purchase of these covered loans. A portion of these discounts will be accreted to income over the economic life of the underlying loans and will be dependent upon the timing and success of the Bank’s collection efforts on the covered loans.

Liquidity and Capital Resources

The Bank believes that its deposits and borrowed funds will decrease subsequent to the San Luis Acquisition. Deposits with an estimated fair value of $266 million were assumed, along with FHLB advances of $62 million. Approximately $174 million of the assumed deposits are wholesale deposits which the Bank will not renew at their contractual maturities. Likewise, approximately $47 million of the FHLB advances mature in 2011 and the Bank does not plan to renew these borrowings at maturity. The Bank does not consider these deposits or borrowings as core deposits or core funding sources. In addition, the Bank believes that its excess liquidity (i.e., interest bearing deposits with other banks) is sufficient to absorb the expected ouflow of funds and provide adequate remaining liquidity.

The Bank acquired loans with an estimated fair value of $139 million, $99 million in cash and federal funds sold, $41 million of securities, as well as $70 million in an FDIC shared-loss asset, which the Bank will receive cash payments against subsequent to February 18, 2011.  The loans and securities will provide monthly cash flows in the form of principal and interest payments. These additions to the Bank’s balance sheet represent additional support for its liquidity needs.

A core deposit intangible of $255 thousand was recorded in conjunction with the San Luis Trust Bank acquisition. Such intangibles are excluded from regulatory capital as calculated under regulatory capital accounting practices. This exclusion generally results in a reduction to the Bank’s regulatory capital. The Bank remains “well-capitalized” under the regulatory framework for prompt corrective action after taking into consideration the results of the San Luis Trust Bank acquisition.

The regulatory capital guidelines and the actual capital ratios for the Bank and the Company as of March 31, 2011, are as follows. The Bank remains “well-capitalized” after taking into consideration the results of the transaction:

	March 31, 2011
			First
	Well	First	California
	Capitalized	California	Financial
	Requirement	Bank	Group, Inc.
Tier 1 leverage capital ratio	5.00%	10.25%	10.58%
Tier 1 risk-based capital ratio	6.00%	15.41%	15.80%
Total risk-based capital ratio	10.00%	16.66%	17.06%

  Financial Statements

Attached hereto as Exhibit 99.1 and incorporated by reference into this Item 9.01(a) is an audited Statement of Assets Acquired and Liabilities Assumed by the Bank (a wholly-owned subsidiary of the Company) at February 18, 2011 and the accompanying notes thereto. The Company has omitted certain historical financial information of San Luis Trust Bank required by Rule 8-04 of Regulation S-X and the related pro forma financial information under required Rule 8-05 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the SEC SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the San Luis Trust Bank acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(b)	Pro Forma Financial Information

The Company has omitted certain historical financial information of San Luis Trust Bank required by Rule 3-05 of Regulation S-X and the related pro forma financial information under Article 11 of Regulation S-X pursuant to the guidance provided in SAB 1:K and a request for relief granted by the SEC. SAB 1:K provides relief from the requirements of Rule 3-05 of Regulation S-X in certain instances, such as the San Luis Acquisition, where a registrant engages in an acquisition of a significant amount of assets of a troubled financial institution that involves pervasive federal assistance and audited financial statements of the troubled financial institution are not reasonably available.

(d)           Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Description

2.1	Purchase and Assumption Agreement with the FDIC (previously filed)

23	Consent of Moss Adams LLP

99.1	Report of Independent Registered Public Accounting Firm Statement of Assets Acquired and Liabilities Assumed at February 18, 2011 Notes to Statement of Assets Acquired and Liabilities Assumed

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 6, 2011	FIRST CALIFORNIA FINANCIAL GROUP, INC.

	By:	/s/ Romolo Santarosa
	Name:	Romolo Santarosa
	Title:	Senior Executive Vice President and Chief Operating Officer and Chief Financial Officer